CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Saturna Investment Trust and to the use of our reports dated January 13, 2012 on the financial statements and financial highlights of the Sextant Growth Fund, Sextant International Fund, Sextant Core Fund, Sextant Short-Term Bond Fund, Sextant Bond Income Fund, and Idaho Tax-Exempt Fund, each a series of shares of Saturna Investment Trust. Such financial statements and financial highlights appear in the 2011 Annual Reports to Shareholders, which are incorporated by reference.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 13, 2012